                                                                    EXHIBIT 10.3

October 18, 2002

Kevin O'Boyle

c/o ChromaVision Medical Systems, Inc.
33171 Paseo Cerveza
San Juan Capistrano, CA  92675

Dear Kevin,

        The purpose of this letter is consolidate into one document our agreement as to the terms of your employment by ChromaVision Medical Systems, Inc. (the "Company") and to modify those terms as set forth below. This letter completely supersedes the letters dated November 6, 1996 (including Attachment A thereto), January 10, 2001 and February 1, 2001 from the Company to you relating to the terms of your employment.

        1. Position. Subject to Section 10, you will continue to be employed as the Chief Operating Officer and Chief Financial Officer of the Company.

        2. Compensation and Benefits. You will continue to paid at your present salary, including vacation accrual, and you will continue to participate in the same medical, dental, life insurance and 401(k) programs, except that if the Company changes any of those programs for its senior executives generally, the Company will have the right to make the same changes for you.

        3. Continuation of Salary and Benefits in the Event of Termination Without Cause. In the event your employment is terminated by the Company without cause (including as a result of a change in control), or you terminate your employment for good reason, the Company will do each of the following, subject to the provisions of Section 7:

                (a) continue to pay your salary for a period of one year from the date of termination of your employment at the rate in effect immediately prior to such termination, with payment to be made to you on the dates such salary would have been paid if your employment had not been terminated, but you shall cease to be entitled to such payments if you compete with the Company, as defined below, or if you solicit for employment or hire any employee of the Company;

                (b) pay you your pro rata share of any bonus that would have been paid to you for 2002 if bonuses are paid to other senior executives of the Company, such pro rata share to be determined by dividing the number of days in 2002 that you were employed by 365.

                (c) continue to pay the premium for your existing health insurance for you and your family and, to the extent the Company can do so under its existing and any replacement group insurance policies, continue your existing vision and dental coverage for you and your family, in each case for 12 months after the termination of your employment (including any period as may be required by law), except that:

                        (i) such health insurance and any such vision and dental
                coverage will be discontinued if you become re-employed and are eligible for comparable or better health insurance benefits from your new employer or if you cease to be eligible for COBRA benefits, and

                        (ii) subject to the condition that you sign the General
                Release and Assignment, you deliver it to the Company within the 21 day period referred to below and that you do not rescind it, the Company will continue such health insurance and, to the extent it can do so under its existing and any replacement group insurance policies, your vision and dental coverage in each case for up to an additional six months (after the expiration of the initial 12 months referred to above) if you have not become re-employed, are not eligible for health insurance as described in (i) above, are still eligible for COBRA benefits and have not competed with the Company or solicited or hired any employee of the Company;

        If you cease to be eligible for COBRA benefits because the Company does not pay the premiums for its existing or any replacement group insurance policy or the Company ceases to have a group healthcare plan, the Company will pay to you for the periods set forth above the amount of premium it would otherwise have had to pay for your coverage under the current healthcare insurance policy provided that the conditions in (i) and (ii) above (other than loss of eligibility for COBRA for the foregoing reasons) are satisfied.

                (d) allow your options which are vested on the date of termination of your employment (excluding those terminated pursuant to Section 8 below) to continue to be vested and be exercisable in accordance with their terms for 12 months after the date of termination of your employment, accelerate 50% of your options which are unvested and unexercisable on the date of termination of your employment (excluding those terminated pursuant to Section 8 below) so that they become vested and exercisable as of the date of termination of your employment and allow those options to remain vested and exercisable for 12 months after the date of termination of your employment, and allow your other stock options (excluding those terminated pursuant to Section 8 below) to continue to vest and become exercisable in accordance with their terms for the 12 months after the date of termination of your employment, except (for all such options referred to in this clause (d)) to the extent that any such options terminate in accordance with their terms (or the terms of the plan under which they were issued) because of a change in control or other event which causes all options outstanding under that plan to terminate;

                (e) subject to the same exception set forth at the end of (d) above and subject to the condition that you sign the General Release and Agreement referred to below, you deliver it to the Company within the 21 day period referred to below and you do not rescind it, allow all of your options which are vested on the date of termination of your employment, those options which are accelerated pursuant to (d) above and those options which are not accelerated but become vested during the 12 month period referred to in (d) above to continue to be vested and be exercisable for an additional 12 months after the expiration of the 12 month period referred to in (d) above, but all such options shall cease to be vested and exercisable if you compete with the Company or if you solicit or hire any employee of the Company;

                (f) subject to the condition that you sign the General Release and Agreement referred to below, you deliver it to the Company within the 21 day period referred to below and you do not rescind it and subject to the further condition that you elect to continue your existing life insurance policy after the termination of your employment, reimburse you for the premiums for the life insurance payable for the one year period after termination of your employment or such shorter period until you become re-employed, but you shall cease to be entitled to such reimbursement if you compete with the Company or if you solicit or hire any employee of the Company; and

                (g) pay up to $20,000 for executive outplacement services to be rendered on your behalf by a firm to be selected by the Company to be paid to the firm when the services commence.

        To determine which options referred to in (d) above will be accelerated, the options terminated pursuant to Section 8 will first be eliminated from consideration and the remaining options that are not vested and not exercisable on the date of termination of your employment will be accelerated and become vested and exercisable in the order they were granted until options have been accelerated and become vested and exercisable for that number of shares equal to 50% of the total number of shares as to which the options were unvested and unexercisable before acceleration. The continuation of the exercisability of your options pursuant to (d) above and the continuation of the exercisability and vesting of your options pursuant to (e) above shall be effective even though the stated term of any such option would have expired without giving effect to this Agreement.

        For purposes of (a), (c)(ii), (e) and (f) above, you will be deemed to be competing with the Company if you become a director, officer, employee, partner, member, consultant, advisor, independent contractor stockholder or other equity owner of a business engaged in providing equipment or systems used for cell-based imaging for laboratory diagnostic purposes, except that being the holder of less than 1% of the outstanding shares of stock of any class of a such a company that is publicly owned (i.e. a company with a class of securities registered under Section 12(b) or (g) of the Securities Exchange Act of 1934 or required to file periodic reports under Section 15(d) of that Act) shall not by itself be deemed to constitute competing with the Company.

        The benefits referred to in (c)(ii), (e) and (f) above are contingent on your execution and delivery to the Company of a General Release and Agreement in the form of Exhibit A to this letter and your not rescinding the General Release and Agreement. You will have 21 days following your termination of employment in which to consider the General Release and Agreement, although you may execute it sooner after termination of your employment. Please note that the General Release and Agreement has a rescission period of seven days.

        Nothing in (c) above is intended to or shall limit your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Subparagraph (c) addresses only the period for and the terms upon which the Company will pay the cost of the health insurance referred to therein.

        4. Termination for Good Reason. You will be considered to have terminated your employment "for good reason" only if any of the following events occur:

                (a) you terminate your employment within 12 months after the Company materially reduces your responsibilities, compensation or employee benefits, provided that you have given the Company written notice of any such reduction and the Company has failed to eliminate the good reason within 15 days after receipt of the notice or

                (b) the location of the Company's principal executive office is changed to a location that is more than 50 miles from its current location.

        5. Voluntarily Termination Without Good Reason. If you terminate your employment without good reason, you will still be entitled to the benefits set forth in Section 3 above, but only if you do each of the following:

                (i) give the Company 30 days prior written notice of such termination of your employment except but in not event can the notice be given before November 17, 2002, and

               (ii) prior to the expiration of the 30-day notice period referred to in (i) above, assist with the transition of your responsibilities to your replacement while you continue to be employed by the Company.

        No compensation in addition to that set forth in Section 3 will be payable to you during the period that you provide the assistance referred to in
(ii).

        If you terminate your employment without good reason and do not perform the obligations set forth in (i) and (ii) above, you will only be entitled to receive your accrued salary (including accrued vacation) and you will have the rights with respect to your stock options as are set forth in the stock option agreements and plan, in each case through the date of your termination of employment.

        6. Definition of Termination for Cause. Your employment shall be deemed to have been terminated "for cause" only if it is terminated, or the timing of the termination, is due to conviction of a felony resulting in material harm to the Company. Nothing in this Section 6 shall limit the right of the Company to terminate your employment other than for cause and without any warning or notice.

        7. Termination for Death or Disability. If your employment terminates as a result of your death or disability, the Company will pay to the legal representative of your estate, in the case of death, or to you or any legal representative appointed to act on you behalf, in the case of disability, your accrued salary (including accrued vacation) and any accrued bonuses to the date of such termination and you or your legal representative will have the rights with respect to your stock options as are set forth in the applicable stock option agreements and plan. If you become disabled during the salary continuation period referred to in Section 3(a), you or your legal representative will have the right continue to receive the salary continuation payments contemplated by Section 3(a) but the Company will have no obligation to continue the salary continuation payments if you die during that period. Likewise, if you become disabled during the period that the Company is obligated to pay the premiums for your existing health insurance for you and your family pursuant to Section 1(c), the Company will continue to pay the premiums for the remaining portion of the period specified in Section 1(c), but the Company will have no obligation to pay the premiums if you die during that period. Also, if you become disabled during the period that the Company is obligated to pay your life insurance premiums pursuant to Section 1(f), the Company will continue to pay the premiums for the remaining portion of the period specified in Section 1(f). Disability is defined as inability to work on a full time basis for a continuous period of six months or more or any six months in a twelve month period as a result of any emotional or mental disorders, physical diseases or injuries.

        8. Termination of Options. Concurrently with your execution and delivery of this Agreement all outstanding stock options held by you having an exercise price of $8 per share or more are being terminated. Your execution of this letter constitutes your agreement to the termination of those options.

        9. Employment Taxes. By signing this letter you acknowledge that the Company will continue to treat you as an employee for purposes of paying the benefits under this letter. All such payments are subject to such taxes and withholding requirements as may be imposed by applicable law.

        10. At-Will Employment. Nothing is this letter changes the "at will" nature of your employment relationship with the Company. Your employment is not for a specified time and may be terminated at will subject to the terms and provisions of this Agreement.

        11. Entire Agreement. If executed by you, this letter will constitute the entire agreement between you and the Company with respect to your employment and may not be amended or supplemented except in a written document signed by you and the Company.

        If this letter correctly sets forth the agreement between you and the Company, please execute this letter in the place indicated below.


                                        Yours very truly,

                                        CHROMAVISION MEDICAL SYSTEMS, INC.


                                        By
                                          --------------------------------------
                                          Carl W. Apfelbach,
                                          President and Chief Executive Officer



AGREED:

--------------------------------------
KEVIN C. O'BOYLE

Dated:  October __, 2002